Exhibit 99.2

Consent of Director Nominee

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of F5 Finishes, Inc. (the “Company”), the undersigned hereby consents to (i) being named and described as a director nominee in the Registration Statement and all pre and post-effective amendments and supplements thereto, including the prospectus contained therein, and (ii) the filing or attachment of this consent with such Registration Statement and any amendments or supplements thereto.

/s/ Mark O. Decker
Mark O. Decker

Date: November 7, 2019